Exhibit 23.2

KPMG LLP Suite 3800 1300 South West Fifth Avenue Portland, OR 97201

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated May 19, 2025, except for Note 2, under the heading Revision to the 2024 and 2023 Consolidated Statements of Cash Flows, as to which the date is July 25, 2025, with respect to the consolidated financial statements of Black Rock Coffee Holdings, LLC and subsidiaries, incorporated herein by reference.

/s/ KPMG LLP
Portland, Oregon
September 15, 2025

KPMG LLP, a Delaware limited liability partnership and a
member firm of the KPMG global organization of
independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.